Sean Menke Returns to Frontier Airlines as President and Chief Executive
                                    Officer

                Frontier Also Announces Key Executive Promotions

    DENVER, Aug. 14 - Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today announced that it has appointed Sean Menke as its new President and CEO. Mr. Menke will replace Jeff Potter, who recently announced his resignation, effective September 6, 2007. Mr. Menke will begin his new role with Frontier on September 7, 2007. Mr. Potter will remain a member of the Frontier Airlines Holdings, Inc. Board of Directors and Mr. Menke will also become a member of the Board.
    Sean Menke has strong ties to Frontier, having served as the Company's Senior Vice President and Chief Operating Officer until June 2005 when he left Frontier to become Executive Vice President and Chief Commercial Officer, and most recently Executive Vice President, Commercial Strategy, for Canada's largest airline, Air Canada. While at Air Canada, Menke was responsible for all commercial aspects of Air Canada's worldwide operations including marketing, sales, scheduling, brand, research and product development, international affairs, alliances and Jetz, the carrier's specialty charter service.
    In his new role with Frontier, Menke will be able to leverage not only his Air Canada experience, but also over six years of prior experience with Frontier. During his first tenure with Frontier, which began in January, 1999, Menke oversaw a number of critical areas of the company including customer service, maintenance, flight operations, reservations, planning and revenue as well as marketing and branding. Several of Menke's previous accomplishments at Frontier remain an integral part of Frontier's brand and identity. Most notably, Menke led the development and launch in 2003 of the Company's "A Whole Different Animal" brand, which has become a hallmark of Frontier's marketing efforts.
    "The highest praise that I can give Sean is to say that he is one of the few people to whom I would hand over the reins of a Company that I care about as deeply and passionately as I do Frontier," said Frontier President and CEO Jeff Potter. "His past accomplishments at Frontier are numerous, and he understands both the vision of our future and how that vision has been painted by our past. Equally as important, Sean has a deep appreciation for the culture of Frontier, and the value that our employees bring to our product and the customer experience we've become know for. It is my sincere pleasure to welcome Sean back to the Frontier family."
    Menke brings over 15 years of airline experience to his new role. Prior to joining Frontier in 1999, Menke served in various marketing and operational roles at United Airlines, Colorado Springs-based Western Pacific Airlines and America West Airlines. Menke holds an executive MBA from the University of Denver, Daniels College of Business and dual bachelor's degrees in economics and aviation management from Ohio State University.
    "Sean is one of the most respected leaders in the aviation industry and we are very excited to welcome him back to Frontier," said Sam Addoms, Chairman of the Board of Frontier Airlines Holdings, Inc. "I am confident that with the tremendous talent offered by the existing leadership of Frontier, Sean will have an easy transition. On behalf of the Board I can say that we are eager to put Sean's talents and vision to work as we enter a new phase of Frontier's growth with the addition of the Q400 and Lynx Aviation, the on-going expansion of our international footprint, and the robust development of our regional service."

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    Key Promotions Within Frontier's Senior Management Team
    While announcing Mr. Menke as the new President and CEO, Frontier also announced several key promotions in its existing senior management team. Effective immediately, Chris Collins will become Executive Vice President and Chief Operations Officer; Paul Tate will become Executive Vice President and Chief Financial Officer (CFO); and David Sislowski will become Senior Vice President and General Counsel.
    Collins, with over 20 years of experience in airline operations, planning, customer service and technology implementation, has been a driving force behind Frontier's industry-leading operational performance for the past 18 months. Under his guidance, the company has consistently been in the top five of all airlines in on-time performance and completion factor. Tate joined Frontier in October, 2001 as its Senior Vice President and CFO. With 25 years of experience managing airline financials, Tate has been instrumental in creating a strong financial position for the Company, as well as keeping a vigilant eye on Frontier's cost-structure during its most aggressive expansion periods. Sislowski has been Frontier's Vice President, General Counsel since 2002 and also serves as corporate secretary. Sislowski is responsible for the Company's legal, administration and properties and facilities departments.
    "Congratulations to Chris, Paul and David on their very well-deserved promotions," added Potter. "In addition to these changes, I am proud to say that Sean is inheriting the most talented leadership team in the airline industry that also includes Ann Block, our Senior Vice President of People and John Happ, our Senior Vice President of Marketing and Planning. While Frontier is fortunate to have Sean joining the family, Sean is equally fortunate to have such a deeply skilled, committed and focused executive team to support him. With the solid management we have in place, Frontier is well-positioned for the future."

    About Frontier Airlines Holdings, Inc.
    Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,500 aviation professionals. With 60 aircraft and one of the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Horizon and Republic Airlines, Frontier offers routes linking its Denver hub to 58 destinations including 49 U.S. cities in 30 states spanning the nation from coast to coast, seven cities in Mexico and two cities in Canada. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December 2006, Frontier was designated "Best Low Cost Carrier" in the U.S. by the readers of Business Traveler magazine. Frontier's maintenance department has received the Federal Aviation Administration (FAA) Diamond Award recognizing its advanced training standards for eight consecutive years, from 1999 to 2006. For more in-depth information on Frontier Airlines, please visit its Web site at http://www.frontierairlines.com/.

    Contact
    Joe Hodas
    Frontier Airlines
    720-374-4504
    jhodas@flyfrontier.com